Vishay Precision Group Reports First Quarter 2012 Results

  Book to Bill was 1.01 for the first quarter ended March 31, 2012
  Net earnings for the first quarter of 2012 were $1.6 million, or $0.12 per diluted share
  Cash generated from operations was $4.1 million for the first quarter of 2012

MALVERN, Pa., May 8, 2012 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of precision components, sensors, and systems based on its resistive foil technology, today announced results for the first quarter ended March 31, 2012.

Net revenues for the first quarter of 2012 were $55.8 million, a decrease of 6.2% versus $59.5 million for the comparable prior year period. Net earnings for the first quarter of 2012 were $1.6 million or $0.12 per diluted share, versus net earnings of $3.3 million, or $0.24 per diluted share for the comparable prior year period.

Comparing the results of the first quarter of 2012 to the fourth quarter of 2011, net revenues decreased by 1.0% from $56.4 million. The lower revenues were a direct result of changes in exchange rates, mainly between the Euro and the US Dollar. Net earnings increased by $0.4 million, from $1.2 million in the fourth quarter of 2011.

The Company previously disclosed in its annual report on Form 10-K filed March 12, 2012 a change in its segment presentation. As of December 31, 2011 the Company has divided the former Weighing Modules and Control Systems segment into two reporting segments in order to provide greater clarity to investors regarding its financial results and related business and market trends. The two new reporting segments are the Force Sensors segment and the Weighing and Control Systems segment while the Foil Technology Products (FTP) segment remains unchanged.

Commenting on the results, Ziv Shoshani, Chief Executive Officer of VPG, said, "Orders in Europe and the Americas improved in the first quarter of 2012 compared to the fourth quarter of 2011, mainly in the FTP segment and the Force Sensors segment. We experienced a decrease in orders for the Asian markets in the FTP segment.

Our FTP segment revenues increased from $26.6 million in the fourth quarter of 2011 to $27.8 million in the first quarter of 2012. The FTP gross margin was 40.7% for the first quarter of 2012, which reflects continued manufacturing capacity issues. At this revenue level and product mix, we expect gross margin improvements in the second quarter resulting from higher manufacturing efficiencies.

The Force Sensors segment revenues decreased from $17.2 million in the fourth quarter to $16.6 million in the first quarter of 2012. The decrease in revenues is the result of lower manufacturing capacity due to the transition to our new India facility. We expect to see higher revenues in the second quarter. The gross margin for the Force Sensors segment was 18.1% in the fourth quarter versus 17.9% in the first quarter of 2012. The gross margin was fairly stable with lower revenues, due to the initial realization of expected savings related to the India facility.

The Weighing and Control Systems segment revenues decreased from $12.6 million in the fourth quarter to $11.4 million for the first quarter of 2012, due to lower on-board weighing revenues in Europe. The gross margin for the Weighing and Control Systems improved from 39.2% in the fourth quarter to 40.0% for the first quarter of 2012 due to favorable product mix.”

Outlook

Mr. Shoshani concluded, “We are seeing some stability in our end markets for the first quarter of 2012. We believe the anticipated business for the second quarter will result in overall revenues in the range of $54 million to $59 million.”

Conference Call and Webcast

A conference call and simultaneous audio webcast will take place at 10:00 a.m. (ET) on May 8, 2012. To access the conference call, interested parties may call 877-317-6789 or +1-412-317-6789 and enter conference number: 1001-2592, or log on to the IR page of the VPG website at http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally +1-412-317-0088 and using the conference number: 1001-2592. The replay will also be available on the IR page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the Company’s Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well‐established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	March 31,	April 2,
	2012	2011
Net revenues	$55,844	$59,525
Costs of products sold	36,964	38,515
Gross profit	18,880	21,010
Gross margin	33.8%	35.3%
Selling, general, and administrative expenses	16,516	16,333
Operating income	2,364	4,677
Operating margin	4.2%	7.9%
Other income (expense):
Interest expense	(72)	(80)
Other	202	280
Total other income (expense) - net	130	200
Income before taxes	2,494	4,877
Income tax expense	860	1,513
Net earnings	1,634	3,364

Less: net earnings attributable to noncontrolling interests	11	71
Net earnings attributable to VPG stockholders	$1,623	$3,293

Basic earnings per share attributable to VPG stockholders	$0.12	$0.25

Diluted earnings per share attributable to VPG stockholders	$0.12	$0.24

Weighted average shares outstanding - basic	13,362	13,340

Weighted average shares outstanding - diluted	13,868	13,809

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$83,042	$80,828
Accounts receivable, net	34,066	34,214
Net inventories	49,742	49,098
Deferred income taxes	4,596	4,638
Prepaid expenses and other current assets	9,307	8,964
Total current assets	180,753	177,742

Property and equipment, net	53,933	53,738
Intangible assets, net	10,288	11,102
Other assets	13,923	14,023
Total assets	$258,897	$256,605

Liabilities and equity
Current liabilities:
Trade accounts payable	$12,164	$11,458
Payroll and related expenses	12,604	12,741
Other accrued expenses	8,919	9,538
Income taxes	2,142	2,842
Current portion of long-term debt	174	185
Total current liabilities	36,003	36,764

Long-term debt less current portion	11,326	11,463
Deferred income taxes	2,814	2,873
Other liabilities	8,083	7,769
Accrued pension and other postretirement costs	12,662	12,798
Total liabilities	70,888	71,667

Commitments and contingencies

Equity:
Common stock	1,234	1,232
Class B common stock	103	103
Capital in excess of par value	181,177	180,758
Retained earnings	18,288	16,665
Accumulated other comprehensive income (loss)	(12,957)	(13,973)
Total Vishay Precision Group, Inc. stockholders' equity	187,845	184,785
Noncontrolling interests	164	153
Total equity	188,009	184,938
Total liabilities and equity	$258,897	$256,605

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Fiscal Quarter Ended
	March 31,	April 2,
	2012	2011
Operating activities
Net earnings	$1,634	$3,364
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	2,975	2,806
Loss on disposal of property and equipment	177	24
Inventory write-offs for obsolescence	224	345
Share based compensation expense	239	226
Other	(208)	(3,591)
Changes in operating assets and liabilities	(930)	(5,533)
Net cash provided by (used in) operating activities	4,111	(2,359)

Investing activities
Purchase of property and equipment	(2,588)	(2,923)
Proceeds from sale of property and equipment	150	54
Net cash used in investing activities	(2,438)	(2,869)

Financing activities
Principal payments on long-term debt and capital lease obligations	(46)	-
Net changes in short-term borrowings	-	560
Distributions to noncontrolling interests	-	(15)
Net cash (used in) provided by financing activities	(46)	545
Effect of exchange rate changes on cash and cash equivalents	587	1,573

Increase (decrease) in cash and cash equivalents	2,214	(3,110)

Cash and cash equivalents at beginning of year	80,828	82,245
Cash and cash equivalents at end of year	$83,042	$79,135